CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-2 of our report dated November 12, 2020, on the financial statements of Hamilton Lane Evergreen Private Fund LP, for the period September 1, 2020 (commencement of operations) to September 30, 2020, and of our report dated July 2, 2020, on the financial statements of Hamilton Lane Private Assets Fund, and to all references to our firm under the headings “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

March 22, 2021